Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Supertel Hospitality, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-3 (File Nos. 333-138304 and 333-147310) and Form S-8 (File No. 333-134822) of Supertel Hospitality, Inc. of our reports dated March 12, 2008, with respect to the consolidated balance sheets of Supertel Hospitality, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 10-K of Supertel Hospitality, Inc.

Our report dated March 12, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states Supertel Hospitality, Inc. acquired 15 Masters Inn hotels during 2007, and management excluded from its assessment of the effectiveness of Supertel Hospitality, Inc.’s internal control over financial reporting as of December 31, 2007, Masters Inn’s internal control over financial reporting associated with total assets of $43.4 million and total revenues of $9.9 million included in the consolidated financial statements of Supertel Hospitality, Inc. and subsidiaries as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of Supertel Hospitality, Inc. also excluded an evaluation of the internal control over financial reporting of the 15 Masters Inn hotels.

/s/ KPMG LLP

Omaha, Nebraska

March 12, 2008